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                                                         [COOPER COMPANIES LOGO]
NEWS RELEASE

         CONTACT:
         NORRIS BATTIN
         THE COOPER COMPANIES, INC.
         ir@coopercompanies.com

         FOR IMMEDIATE RELEASE

                 COOPER COMPANIES UNIT ACQUIRES MEDASONICS, INC.

LAKE FOREST, Calif., October 18, 2000 -- The Cooper Companies, Inc (NYSE:COO) announced today that its CooperSurgical unit had completed the purchase of MedaSonics, Inc., including its line of handheld and compact Doppler ultrasound systems used in obstetrics and gynecology, as well as in cardiology and other medical specialties.

Cooper paid 190,763 shares of its common stock having a market value of $6.6 million on the closing date, and $500,000 in cash for MedaSonics, whose Doppler line of products had 1999 revenue of about $4 million. The transaction is expected to be accretive to Cooper's earnings per share in fiscal 2001.

MedaSonics manufacturers and markets fetal and vascular handheld Dopplers including the state-of-the-art TRIA'TM' Doppler released in October 1999 for sale to physician offices, clinics and hospital settings. As a leader in its industry, MedaSonics enjoys a well established following for its products, accounting for about one-third of the U.S. Medical Doppler market annually, with an installed base of over 250,000 units.

Fetal Dopplers detect fetal life and viability from as early as nine weeks, assess the rate and rhythm of the fetal heart and are used to monitor the progress of the gestation period. Vascular Dopplers are used to locate vessels, determine venous and arterial patency and measure systolic blood pressure. The multipurpose perioperative Doppler is used to detect venous air embolism during surgery, direct vessel and transcutaneous blood flow evaluation and to provide noninvasive systolic pressure measurement.



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A. Thomas Bender, Cooper's chief executive officer, said, "We are happy to add this quality line to our portfolio of products that obstetricians and gynecologists use in their office practices. With this acquisition, we continue on our path to build a $100 million women's professional healthcare franchise over the next several years. We believe that additions such as this add to the quality of our franchise and improve its profitability, as we continue to leverage our infrastructure."

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. To identify forward-looking statements, look for words like "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described by or contemplated in the forward-looking statements include major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental cleanup costs above those already accrued, litigation costs, costs of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in Cooper's Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 1999. Cooper cautions readers not to rely on forward-looking statements. The Company disclaims any intent or obligation to update these forward-looking statements.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.

CooperSurgical, Inc., with operations in Shelton, Conn., Boca Raton, Fla., Montreal and Berlin, markets diagnostic products, surgical instruments and accessories used primarily by gynecologists and obstetricians. Its Web address is www.coopersurgical.com. CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Hamble, England and Toronto. Its Web address is www.coopervision.com.

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